Exhibit 99.1

CONTACT:	Robert Gross Chairman and Chief Executive Officer (585) 647-6400

Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400

Investors: Caren Villarreal Media: Diane Zappas FD (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. COMPLETES ACQUISITION OF AUTOTIRE CAR CARE CENTER

~Acquisition Expands Footprint into St. Louis Market~
~Acquisition Adds 26 Tire Stores~

ROCHESTER, N.Y. – June 15, 2009 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it is has completed the acquisition of Autotire Car Care Center (“Autotire”) from Am-Pac Tire Distributors Inc., a wholly-owned subsidiary of American Tire Distributors.

The 26 Autotire locations purchased expand Monro’s footprint into St. Louis, Missouri and the surrounding area. The purchase price for the chain was approximately $10 million and was funded through the Company’s existing line of credit. Autotire generated annual net sales of approximately $31 million and were profitable in 2008. Management expects EBITDA multiple for the acquired stores would be four times by the second twelve months following the acquisition. The impact of this acquisition is included in the Company’s previously provided guidance for fiscal year 2010. The acquired stores will continue to be operated under the Autotire brand name, and it is management’s intention to retain all of Autotire’s store employees.

“We are pleased to have completed this transaction earlier than originally anticipated,” commented John Van Heel, President of Monro. “A low risk, low cost, and high reward opportunity, the Autotire transaction fits perfectly into our stated strategy of seeking value-priced acquisitions that strengthen our geographic footprint and expand our market share. We look forward to adding the Autotire name to the Monro family of brands and to integrating the Autotire stores into our highly efficient business model. Further, we expect that we will fully leverage and benefit from Autotire’s positive attributes, which include its established presence, strong brand recognition, effective advertising strategy, and loyal customer base.”

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, and Autotire. The Company currently operates 740 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Missouri and Illinois. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 28 2009.

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